EXHIBIT 11.1

VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this a Regulation A Tier 2 offering Circular on Form 1-A of DermaWound, Inc. of our report dated September 6, 2023 relating to the financial statements for the period from September 08, 2022 (Inception) through December 31, 2022 listed in the accompanying index.

/s/ Victor Mokuolu, CPA PLLC
Houston, Texas
September 6, 2023